Exhibit 99.1

LivePerson Adopts Tax Benefits Preservation Plan To Protect Valuable Tax Assets
Preserving long-term stockholder value by adopting a rights plan intended to protect tax assets effective immediately, to be submitted for stockholder ratification at 2024 annual meeting

NEW YORK, Jan. 22, 2024 – LivePerson, Inc. (“LivePerson” or the “Company”) (NASDAQ: LPSN), the global leader in enterprise conversations, today announced that its Board of Directors (the “Board”) has unanimously adopted a tax benefits preservation plan (the “NOL Plan”) designed to help preserve the full availability of the Company’s net operating loss carryforwards (“NOLs”).
As of December 31, 2023, the Company estimates that its cumulative NOLs exceed $400 million. These NOLs, most of which are not subject to any expiration date, represent a valuable asset of the Company and are available to reduce the Company's future federal income tax expense.
The Company’s NOL Plan is similar to NOL Plans adopted by other companies with significant NOL tax assets. The purpose of the NOL Plan is to reduce the risk of substantial impairment to the Company’s NOL assets that could result from inadvertent triggering of an “ownership change” within the meaning of Section 382 of the Internal Revenue Code. In general, an “ownership change” would occur if the Company’s “5% stockholders” (within the meaning of Section 382 of the Internal Revenue Code) increase their aggregate ownership in LivePerson over a rolling three-year period by more than 50 percentage points over their lowest aggregate ownership percentage.
The Board has adopted the NOL Plan after determination that, as a result of a recently announced accumulation of more than 10% of the Company’s common stock by a new stockholder, taken together with other changes in ownership of LivePerson common stock over the last three years, the Company is significantly closer to triggering an “ownership change” within the meaning of Section 382, which would substantially impair its ability to utilize its NOLs.
LivePerson intends to submit the NOL Plan for stockholder ratification at its 2024 Annual Meeting of Stockholders. The NOL Plan is not designed to prevent any action that the Board determines is in the best interest of all LivePerson stockholders.
The NOL Plan aims to preserve the Company’s NOL assets by creating a disincentive for any stockholder to accumulate beneficial ownership of LivePerson common stock of 4.9% or more, or further accumulate LivePerson common stock if the stockholder’s beneficial ownership already exceeds 4.9%, in each case without the approval of the Board. If a stockholder beneficially owns 4.9% or more of the outstanding shares of LivePerson common stock prior to today's announcement of the Plan, then that stockholder’s existing ownership percentage will be exempted. However, such stockholder will not be permitted under the NOL Plan to acquire any additional shares without approval of the Board.
In connection with its adoption of the NOL Plan, the Board declared a dividend of one “right” under the NOL Plan for each outstanding share of LivePerson common stock. The dividend will be made to holders of record as of the close of business on January 22, 2024. Any shares of LivePerson common stock issued after the record date will be issued together with a right. The distribution of the rights is not taxable to stockholders or to the Company.
The rights will expire on January 21, 2027. However, if LivePerson stockholders do not ratify the NOL Plan at the Company’s 2024 Annual Meeting of Stockholders, the rights will expire on January 21, 2025. The rights may also expire on an earlier date upon the occurrence of certain events, including a determination by the Board that the NOL Plan is no longer necessary or desirable for the preservation of the Company’s NOLs or that no NOLs may be carried forward. Because the Rights may be redeemed under certain circumstances by the Company’s Board, the NOL Plan should not interfere with any action that the Board determines to be in the best interests of the Company and its stockholders.
There is no assurance, however, that the NOL Plan will prevent an “ownership change” within the meaning of Section 382 and it is possible that acquisitions or sales of LivePerson common stock by other persons or groups, not yet publicly disclosed, may already have resulted in an “ownership change”.

Further details about the NOL Plan will be contained in a Form 8-K and in a Registration Statement on Form 8-A to be filed with the Securities and Exchange Commission by the Company.
About LivePerson
LivePerson (NASDAQ: LPSN) is the global leader in enterprise conversations. Hundreds of the world's leading brands — including HSBC, Chipotle, and Virgin Media — use our award-winning Conversational Cloud platform to connect with millions of consumers. We power nearly a billion conversational interactions every month, providing a uniquely rich data set and safety tools to unlock the power of Conversational AI for better business outcomes. Fast Company named us the #1 Most Innovative AI Company in the world. To talk with us or our AI, please visit liveperson.com.
Forward-Looking Statements
Statements in this press release regarding LivePerson that are not historical facts are forward-looking statements and are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding LivePerson’s plan to seek stockholder ratification of the NOL Plan at its 2024 Annual Meeting of Stockholders; LivePerson’s future U.S. corporate income tax liabilities; LivePerson’s ability to use its NOLs and whether its NOLs would become substantially limited if the Company were to experience an “ownership change” as defined under Section 382 of the Internal Revenue Code; and whether the NOL Plan will reduce the risk of such an “ownership change” occurring. It should be clearly understood that the current information and beliefs upon which we base our expectations may change. Although these expectations may change, we are under no obligation to inform you if they do. Actual events or results may differ materially from those contained in the projections or forward-looking statements. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, our ability to execute on and deliver our current business and product plans and goals, and the other factors described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 16, 2023. The list of risk factors is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements.
IR Contact
Jon Perachio
jperachio@liveperson.com